Exhibit 5.1
REEDER & SIMPSON P.C.
Attorneys-at-Law

RRE Commercial Center P.O. Box 601 Majuro, MH 96960, Marshall Islands		Raymond E. Simpson 53-55 Akti Miaouli, 6th floor 185 36 Piraeus, Greece
Telephone:	+692 625 3602	Telephone:	+30 210 429 3323
Fax:	+692 625 3603	Fax:	+30 210 429 3309
E-mail:	dreeder@ntamar.net	E-mail:	simpson@otenet.gr
		Mobile phone:	+30 6945 465 173

July 3, 2008
Energy Infrastructure Merger Corporation
c/o V&P Law Firm
15 Filikis Eterias Sq.
106 73 Athens, Greece

Ladies and Gentlemen:

In connection with the Registration Statement on Form F-1/F-4 (the "Registration Statement") filed today with the Securities and Exchange Commission by Energy Infrastructure Merger Corporation, a Marshall Islands corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of (i) 27,221,747 shares of the Company's common stock, par value $.0001 per share (the "Common Stock") reserved for issuance to the shareholders of Energy Infrastructure Acquisition Corp. ("Energy Infrastructure") pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), whereby Energy Infrastructure will merge with and into the Company, (ii) 14,500,000 shares being registered for sale on behalf of selling stockholders, (iii) 21,750,398 warrants reserved for issuance to the shareholders of Energy Infrastructure Acquisition Corp. pursuant to the Merger Agreement (the "Energy Infrastructure Warrants"), and (i) 1,000,000 warrants (the "Sagredos Warrants" and together with the Energy Infrastructure Warrants, the "Warrants") underlying units that the Company has committed to issue to George Sagredos, Energy Infrastructure's Chief Operating Officer and (v) all shares of Common Stock issuable upon exercise of the Warrants.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the Republic of the Marshall Islands.

2. The Common Stock and the Warrants, when issued in accordance with and in the manner described in the Merger Agreement and that certain Second Amended and Restated Share Purchase Agreement, dated as of July 2, 2008 by and among Vanship Holdings Limited, a Liberian corporation, the Company and Energy Infrastructure, will be duly authorized, validly issued, fully paid and non-assessable

3. The Warrants constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of credits rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained such documents, if any, may be limited by applicable law and consideration of public policy.

4. The shares of Common Stock underlying the Warrants, when duly issued, delivered, sold and paid for upon exercise of such Warrants, as contemplated by the Warrant Agreement under which the Warrants are to be issued, the Warrants and the Registration Statement will be validly issued, fully paid and non-assessable.

We are opining solely on the laws of the Republic of the Marshall Islands, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the Marshall Islands and all applicable judicial and regulatory determinations in connection therewith.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Raymond E. Simpson

Reeder & Simpson P.C.